                               LICENSE AGREEMENT


          THIS LICENSE AGREEMENT is made as of this 12th day of March, 1998, by and between The Fonda Group, Inc., ("Licensor"), having an office at 115 Stevens Avenue, Valhalla, New York 10595 and CREATIVE EXPRESSIONS GROUP, INC. ("Licensee"), having an office at 7240 Shadeland Station, Suite 300, Indianapolis, IN 46256.

          WHEREAS, Licensor is the sole owner of the Marks (as hereinafter defined);
          WHEREAS, Licensee desires to be granted all of Licensor's rights to and in the Marks and to exclusively use the Marks during the License Term (as hereinafter defined) on or in association with the manufacture, advertising, promotion, distribution, offering for sale and sale of Licensed Products (as hereinafter defined) throughout the world; and

          WHEREAS, Licensor desires to grant to Licensee an exclusive license to use the proprietary rights in and to the Marks subject to and upon the terms, covenants and conditions hereinafter set forth.

          NOW THEREFORE, in consideration of the respective representations, warranties, covenants, agreements, and conditions contained herein and other good and valuable consideration, the receipt of which are hereby acknowledged, Licensor and Licensee hereby agree to the following:

          1.   GRANT OF LICENSE; LICENSED PRODUCTS.

               1.1 Licensor hereby grants to Licensee for the period and upon the terms, covenants and conditions hereinafter set forth, the exclusive right and license (the "License") throughout the world to use the trademarks, tradenames and service marks set forth on Exhibit A (the "Marks") and each of them solely in connection with the design, manufacture, advertising, promotion, distribution and sale of disposable party goods (collectively, the "Products"), subject, however, to the non-exclusive right retained by Licensor to use the Marks during the Transition Period (as hereinafter defined) as set forth in
Section 3 hereof. As used herein, the term "Licensed Products" shall mean Products sold or promoted in connection with the Marks.

               1.2 Licensor retains all rights to use and to grant to others rights to use the Marks on products other than, and non-competitive with, the Licensed Products; provided, however, that all such uses of the Marks shall be, and any license thereof shall be granted and enforced, in a manner consistent with the maintenance by Licensor of the standards of quality, style and design imposed on Licensee pursuant to this Agreement.

          2.   DESIGN.

               2.1 Licensed Products shall at all times reflect the standards and reputation embodied in the design, content, quality, style, price point and value which Products bearing the Marks have come to represent in the minds of the trade and the public. Licensee shall have no right hereunder to alter or modify the Marks, nor to create derivative works thereof; except, however, to the extent expressly authorized in this Agreement.

          3.   TRANSITION PERIOD.

               3.1 Notwithstanding anything contained in this Agreement to the contrary, Licensor retains the non-exclusive rights to manufacture, invoice and distribute, on behalf of Licensee, the Licensed Products for a period not to exceed six months following the date hereof or such later date as the parties shall mutually agree (the "Transition Period").

               3.2 As payment for Licensor's services pursuant to Section
3.1 hereof, Licensee shall pay to Licensor an amount equal to (i) Licensor's fully absorbed cost to manufacture the Licensed Products and (ii) Licensor's actual cost with respect to any selling, general or administrative services performed by Licensor on behalf of Licensee, plus 15% (collectively, the "Transition Payment"). The Transition Payment shall be paid to Licensor on the first day of each month through the expiration or sooner termination of the Transition Period. In addition, at any time during the Transition Period, Licensee shall, at Licensor's election, purchase all of Licensor's inventory relating to the Licensed Products for an amount equal to Licensor's fully absorbed cost of such inventory.

          4.   TERM.

               4.1 The initial term of this Agreement shall commence on the date hereof and continue through the date which is the fifth anniversary of the last day of the First Period (the "Initial Term") unless renewed or sooner terminated as provided herein. As used herein, the term (i) "First Period" shall mean the period commencing on the date hereof and ending on the last day of Licensee's 1998 fiscal year; and (ii) "Annual Period" shall mean the First Period, and each succeeding fiscal year during the License Period (as hereinafter defined).

               4.2 Provided that no Event of Default on the part of Licensee has occurred and is continuing at the date of renewal, Licensee may, upon notice to Licensor given at least six months prior to the expiration of the Initial Term, or if this Agreement has been renewed, the then current term of this Agreement, extend the term of this Agreement for up to five additional successive renewal periods of one year each, so as to finally expire on the tenth anniversary of the last day of the First Period. The Initial Term, together with any renewal periods hereunder, are together referred to as the "License Period."

          5.   ROYALTIES.

               5.1 During the License Period, Licensee shall pay Licensor a royalty (the "Royalty") in an amount equal to 5% of Licensee's earnings before interest, taxes, depreciation and amortization as determined in accordance with generally accepted accounting principles and as reported on Licensee's financial statements for each Annual Period. During the License Period, Licensee shall, at the time that Licensee sends to

Licensor the reports required by Sections 5.3 and 5.4, deliver therewith payment of the amount, if any, by which the Royalty exceeds the aggregate Interim Payments previously paid for the applicable Annual Period. In the event that the aggregate Interim Payments for such Annual Period exceed the Royalty, such excess amount shall be applied to reduce the Royalty payable for the next Annual Period.

               5.2 Licensee shall pay Licensor on account of the Royalty, $10,000 on the first day of each month during the License Period (the "Interim Payment").

               5.3 Within 45 days after the end of each quarterly period during the License Period (commencing with the first quarter-end during the First Period), Licensee shall deliver to Licensor a quarterly report certified by the Chief Financial Officer of Licensee calculating the Royalty payable for such period and certifying and attaching Licensee's financial statements with respect to such period.

               5.4 Within 90 days after the close of each Annual Period, Licensee shall deliver to Licensor a report setting forth information equivalent to that contained in quarterly reports specified in 5.3 hereof for the preceding Annual Period or, in the case of termination of this Agreement, such information for the period ending at termination. Each such annual statement shall be certified by the Licensee's Chief Financial Officer and have attached thereto the financial statements of Licensee as audited by Licensee's independent public accountants.

               5.5 The provisions of this Section 5 shall survive the expiration or sooner termination of this Agreement.

          6.   PRESERVATION OF MARKS.

               6.1 Licensee will use the Marks in compliance in all material respects with applicable legal requirements. Licensee shall cause to appear on all Licensed Products, such legends, markings and notices as may be required by applicable law.

               6.2 Licensor shall take all action as is or may become necessary to the maintenance of trademark protection for the Marks in the geographic area in which the Licensed Products are being or are likely to be manufactured, transported, distributed or sold. Licensee shall take any action reasonably requested by Licensor to assist Licensor in preserving and protecting Licensor's rights in and to the Marks or any registration thereof. Without limiting the generality of the foregoing, at Licensor's reasonable request Licensee shall promptly execute any documents, agreements and applications to record Licensee as a registered user, to confirm Licensor's ownership of all rights in and to the Marks and the respective rights of Licensor and Licensee pursuant to this Agreement. Licensor shall reimburse Licensee for all costs and expenses of complying with any request by Licensor under this Section.

               6.3 Licensee will not challenge Licensor's ownership of or the validity of the Marks or any application for registration thereof, or any trademark registrations thereof insofar as the rights granted to Licensee are not affected. Licensee agrees that it shall not during the License Period or thereafter, register or apply to register any of the Marks anywhere in the world.

               6.4 Each party shall give notice to the other as soon as practicable of any infringement of any of the Marks of which such party has knowledge. Licensor, at its sole cost and expense and in its own name, may, in its sole judgment, prosecute any action or proceeding that Licensor deems necessary or desirable to protect the Marks, including but not limited to actions or proceedings involving infringement of the Marks. Licensee may join Licensor in any such action or proceeding, except that, in an action or proceeding involving counterfeit Licensed Products Licensee may itself take such action as it deems appropriate. Licensee shall cooperate with Licensor in all respects at Licensor's reasonable request in connection with any action or proceeding prosecuted by Licensor involving the rights granted Licensee hereunder. If Licensor fails to take any such action, Licensee shall have the right to do so at Licensee's sole cost and expense.

          7.   DEFAULTS.

               Each of the following shall constitute an event of default under this Agreement (each an "Event of Default"):

               7.1 If Licensee shall fail to pay any Royalty or other obligation owing to Licensor pursuant to this Agreement within 30 days of receipt of notice of non-payment; or

               7.2 If either party shall fail in any material respect to perform or observe any material term, condition, agreement or covenant in this Agreement on its part to be performed or observed (other than as specifically provided in Section 7.1), or if any representation or warranty on its part shall be or become false in any material respect, and such default is curable, but is not cured within 30 days after notice thereof from the non-defaulting party, unless such default is not capable of being cured through the defaulting party's diligent and continuous effort within such 30 day period, and such party immediately commences to cure such default, and thereafter applies its diligent and continuous best efforts to cure such default, and does in fact cure such default within 90 days of the initial notice of default; or

               7.3 If Licensee or Licensor shall institute proceedings to be adjudicated a voluntary bankrupt or insolvent, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer seeking reorganization or arrangement under any bankruptcy act or any other similar applicable law of any country, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it, or any of its property, or shall make an assignment for the benefit of creditors, or shall be unable to pay its debts generally as they become due, or shall cease doing business as a going concern, or corporate action shall be taken by it in furtherance of any of the foregoing purposes; or

                7.4 If an order, judgment or decree of a court having jurisdiction shall have been entered adjudicating Licensee or Licensor a bankrupt or insolvent, or approving, as properly filed, a petition seeking reorganization of Licensee or Licensor or of all or a substantial part of its properties or assets under any bankruptcy act or other similar applicable law, as from time to time amended, or appointing a receiver, trustee or liquidator of Licensee, and such order, judgment or decree shall remain in force, undischarged and unstated for a period of 90 days, or any writ or warrant or attachment shall be issued or levied against a substantial part of its property and the same shall not be released, vacated or bonded within 30 days after issue or levy; or

               7.5 If either party shall, without the prior consent of the other first had and obtained, sell (regardless of how designated) all or substantially all of its assets, or shall merge or consolidate with another corporation or entity not an affiliate prior to such transaction, whether in a single transaction or as the aggregate result of a series of transactions.

          8.   TERMINATION.

               8.1 If an Event of Default shall occur and be continuing, the non-defaulting party may at its option after 10 days' prior notice, terminate this Agreement. In such event, Licensee shall promptly pay to Licensor all Royalties due hereunder through the date of termination. Such payment shall constitute Licensor's sole and exclusive remedy hereunder and shall be retained as liquidated damages and Licensee shall not have any other liability of whatever kind hereunder. Notwithstanding the foregoing, each of the parties shall have and hereby reserves all rights and remedies which it has or which are granted to it by operation of law or in equity to: (i) enjoin the unlawful or unauthorized use of the Licensed Property and Marks; and (ii) be compensated for all reasonable attorneys' fees and expenses and court costs in connection with the enforcement of either party's rights of termination.

               8.2 On the expiration or sooner termination of this Agreement, the License and all rights of Licensee in and to the Marks shall terminate forthwith and shall revert immediately to Licensor, and Licensee shall immediately cease and desist and discontinue all use of the Marks, and shall no longer have the right to use the Marks or any variation thereof; provided, however, that Licensee shall have the continuing right, for a period of 24 months following the date of termination, to, upon and subject to the terms, covenants and conditions of this Agreement dispose of all Licensed Products then in the possession of Licensee, and all Licensed Products on order or in the process of manufacture on the effective date of such termination. Within 30 days following the effective date of termination hereof, Licensee shall provide Licensor with a statement setting forth the number and description of Licensed Products then in Licensee's possession, on order or in the process of manufacture. Licensee shall pay Licensor any Royalty coming due with respect to the sale of all such Licensed Products.

          9.   REPRESENTATIONS AND WARRANTIES.

               9.1 Each of Licensee and Licensor represents and warrants to the other that:

               (i) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified and authorized to do business as a foreign corporation in good standing in all jurisdictions in which the nature of its assets or business requires such qualification;

               (ii) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; and

               (iii) its execution, delivery and performance of this Agreement have been duly and properly authorized by all necessary actions and this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

               9.2 Licensor additionally represents and warrants that

               (i) it has the sole and exclusive right to license the Marks as contemplated by this Agreement; and

               (ii) there are no pending claims, actions, suits, proceedings or to Licensor's knowledge, investigations instituted by or against Licensor or any of its affiliates challenging Licensor's ownership of the Marks.

          10.  INDEMNIFICATION.

               10.1 Each party (an "Indemnifying Party") hereby indemnifies the other party and its officers, directors, agents, employees, successors and permitted assigns (hereinafter collectively an "Indemnified Party" or "Indemnified Parties"), and shall hold it and them harmless against any and all losses, claims, suits, proceedings, liabilities, causes of action, damages, costs, expenses (including reasonable attorneys' fees and expenses) (collectively, "claims") arising out of or in connection with the breach or inaccuracy of, or failure to comply with, any of the representations, warranties, covenants, agreements, terms or conditions (including those in Section 9) on the part of the Indemnifying Party contained in this Agreement. Notwithstanding the foregoing, Licensee shall not be obligated to, and shall not, indemnify Licensor for any claims arising out of or related to any alleged defect in any of the Licensed Products approved or deemed approved by Licensor hereunder.

               10.2 The Indemnified Party shall give prompt notice to the Indemnifying Party of any claim with respect to which it seeks indemnification but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability except, however, to the extent, if any, that it is actually prejudiced by such delay. The Indemnifying Party shall assume, at its sole cost and expense, the defense of such claim with counsel reasonably satisfactory to the Indemnified Party. The Indemnifying Party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). The Indemnifying Party shall not, without the consent of the Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement or discharge or consent to the entry of any judgment, unless such settlement or judgment includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a general release from all liability in respect of such claim or litigation.

     11.  SITUS OF ACTIONS, APPLICABLE LAW.

          11.1 The State and Federal courts sitting in the State, City and County of New York shall have exclusive jurisdiction in any action arising out of or connected in any way with this Agreement and Licensee and Licensor hereby irrevocably consent to personal jurisdiction of and venue in such courts in any such matter. The service of process or of any other papers with respect to such proceedings upon either party by mail in accordance with the notice provisions hereof shall be deemed to have been duly given to and received by them five days after the date of mailing by certified mail-RR, and shall for all purposes constitute good, proper and effective in personam service.

          11.2 This Agreement shall be considered as having been entered into in the State of New York, and shall be construed and interpreted in accordance with the internal laws of that State applicable to agreements made and to be wholly performed therein, without reference to conflict of laws considerations.

     12.  MISCELLANEOUS.

         (a) This Agreement does not constitute either party as the agent or legal representative of the other for any purpose whatsoever, and neither party is granted any right or authority to assume or to create obligation or responsibility, express or implied, on behalf of or in the name of the other or to bind the other in any manner or thing whatsoever. No joint venture or partnership between Licensor and Licensee is intended or shall be inferred.

         (b) Each party represents to the other that it has not incurred any obligation to any broker or finder in connection with this Agreement and hereby agrees to indemnify the other party against any and all such payments and any loss, cost, expense or liability including reasonable attorneys' fees related thereto.

         (c) All notices between Licensor and Licensee shall be effective only if in writing and delivered by hand or by certified mail, return receipt requested, addressed to Licensee or Licensor at the respective addresses set forth below, and shall be effective upon receipt:

                  Licensor:             The Fonda Group, Inc.
                                        2920 North Main Street
                                        Osh Kosh, WI  54903
                                        Attention:  Robert Korzenski

                  Licensee:             Creative Expression Group, Inc.
                                        72405 Nadel and Station
                                        Suite 300
                                        Indianapolis, IN  46256


Any person entitled to notice hereunder may change its address by giving written notice to all others entitled to notice.

         (d) Failure on the part of either party hereto to meet any of the terms and conditions contained herein because of any governmental restriction, strike or major labor disturbance, war, revolution, riot, earthquake, fire, flood or any other causes beyond the control of the party involved shall not constitute a breach of this Agreement and shall excuse the party involved from any action by the other party hereto, based upon the said failure to perform.

         (e) Each of Licensee and Licensor acknowledges that during the term of this Agreement it shall receive information of a business or technical nature with respect to the business of the other and its affiliates, including without limitation business plans, designs, sketches, materials, colors, costs, pricing, customers, production techniques, sources of supply and other documents, non-public information and trade secrets, which were acquired, designed and/or developed by them at great expense, are secret, confidential and unique, and constitute the trade secrets and exclusive property of such party and its affiliates, and that any use by either party, or any of its affiliates or subcontractors, of any such trade secrets and property other than for the sole purpose of manufacturing, advertising, merchandising, promoting, selling and distributing Licensed Products in accordance with the terms of this Agreement would be wrongful and would cause irreparable injury to the other party and its affiliates. Neither party shall at any time disclose or divulge to any third party or use or suffer the use by any third party, any confidential financial information obtained from the other hereunder. For purposes of this Section, all financial terms of this Agreement shall be deemed confidential financial information. Neither party shall make any public announcement relating to the License or this Agreement without the prior written approval of the other party.

          (f) The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Paragraphs, Annexes, Exhibits and Schedules shall be deemed to be references to Articles, Sections and Paragraphs of, and Annexes, Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Annexes, Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All accounting terms not defined in this Agreement shall have the meanings determined by United States generally accepted accounting principles as in effect from time to time. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a person or entity are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

          (g) In the event either party shall at any time waive any of its rights under this Agreement or waive the performance by the other party of any of its obligations hereunder, such waiver shall not be construed as a continuing waiver of the same rights or obligations or a waiver of any other rights or obligations.

          (h) This Agreement (which includes the Schedules hereto) constitutes the entire agreement between the parties as to Licensed Products and merges and supersedes all prior discussions between the parties as to the subject matter hereof. This Agreement may not be changed or terminated orally.

          (i) Any provision of this Agreement that shall be or is determined to be invalid shall be ineffective, but such invalidity shall not affect the remaining provisions hereof.

          (j) The titles to the paragraphs hereof are for convenience only and have no substantive effect.

          (k) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party shall, directly or indirectly, in whole or in part, assign or transfer this Agreement or any of its rights, duties or interest hereunder without the prior written approval of the other party. Any approved third party shall agree in writing to be bound as Licensee or Licensor hereunder, as the case may be. No assignment hereunder shall relieve the assigning party of any liability hereunder.

          (l) This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.


                                             The Fonda Group, Inc.



                                             By:      /s/Hans Heinsen
                                             Name:  Hans Heinsen
                                             Title:    Senior Vice President


                                             Creative Expression Group, Inc.



                                             By:      /s/Harvey L. Friedman
                                             Name:  Harvey L. Friedman
                                             Title:    Secretary

                                   EXHIBIT A
                                     MARKS



Chesapeake, Splash and Party Creations and all designs related thereto.